UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

              ----------------------------------------------------

                                   FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): May 11, 2006


                          CHARYS HOLDING COMPANY, INC.
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                  0-18292                                  54-2152284
          (Commission File Number)             (IRS Employer Identification No.)


     1117 PERIMETER CENTER WEST, SUITE N415                  30338
                 ATLANTA, GEORGIA                         (Zip Code)
          (principal executive offices)


                                 (678) 443-2300
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written  communications  pursuant  to  Rule 425 under the Securities Act

[ ]  Soliciting  material  pursuant  to  Rule  14a-12  under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM  1.02.  TERMINATION OF A MATERIAL AGREEMENT.

     The registrant announced on May 11, 2006 that it has fulfilled its obligations to the shareholders and owners of CCI Telecom, Inc., CCI Associates, Ltd., and Method IQ, Inc. relative to these companies or certain of their assets being acquired by Charys -- removing over $10 million in contingent liabilities and canceling all obligations to issue additional common shares as part of the acquisition purchase prices.

     The registrant completed the acquisitions of CCI Telecom during March 2005, the acquisition of real estate from CCI Associates, Ltd. in May 2005, and finalized the acquisition of Method IQ in December 2005, whereby a significant portion of the purchase price of these companies and assets was accommodated by the registrant issuing shares of its common stock. The agreements associated with these share issuances were based upon "make-whole" prices ranging between $4.25 and $4.50 per share, whereby the registrant's common shares had to trade above these prices for a certain period of time. If within a period ranging between one and two years from the respective closing of each acquisition, these pricing and trading benchmarks were not met, the registrant would have had to issue additional shares, or pay a cash equivalent at the registrant's option, to "make-whole" the monetary value associated with the equity component for each acquisition's purchase price. The fulfillment of these obligations significantly improves the registrant's shareholders' equity.

     The agreements in question are as follows:

1. Effective March 4, 2005, the registrant completed the transactions contemplated by that certain Plan and Agreement of Triangular Merger between the registrant, Charys Acquisition Company, a wholly-owned subsidiary of the registrant (the "Subsidiary"), and CCI Telecom, Inc., a Nevada corporation ("CCI") (the "Merger"). The Plan and Agreement of Triangular Merger was attached as an Exhibit to a Current Report filed with the SEC on March 10, 2005.

     Pursuant to the terms of the Merger, Subsidiary was merged with and into CCI. The separate existence of the Subsidiary ceased, and CCI, the surviving corporation in the Merger, became a wholly-owned subsidiary of the registrant. As a result of the Merger, the stockholders of CCI received shares of the common stock of the registrant in exchange for all of their shares of the CCI issued and outstanding common stock, as set forth in Attachment A to the Plan and Agreement of Triangular Merger, which was filed as an Exhibit to the Current Report filed on March 10, 2005.

2. Effective April 29, 2005, the registrant, CCI Telecom, Inc., a Nevada corporation and a wholly-owned subsidiary of the registrant ("CCI"), CCI Associates, Ltd., a Texas limited partnership ("Associates"), Novak Properties, Inc., a Texas corporation ("Novak Properties") and Michael J. Novak, an individual, entered into an agreement whereby CCI acquired from Associates all of Lot 1, Block 1, New City Block 17865, Craighead Estates subdivision, in the City of San Antonio, Bexar County, Texas (the "Property") which is more fully described in the Agreement and Contract for Sale between CCI and Associates, attached as an exhibit to a Current Report filed with the SEC on May 25, 2005. As consideration for the Property, Associates received 250,000 shares of the registrant's common stock.

3. On October 3, 2005, the registrant and Method IQ, Inc. announced they had signed a binding letter of intent for the registrant to acquire Method IQ, Inc. in a stock and cash transaction. Subsequent to October 3, 2005, the parties executed various documents in connection with the subject acquisition. The transaction was scheduled to close when the registrant was able to secure the necessary financing. To that end, a Stock Purchase Agreement to be effective as of November 1, 2005, was executed by and among the registrant, Rock Creek Equity Holdings, LLC, a Georgia limited liability company, J. Alan Shaw (collectively, the "Sellers"), Method IQ, Inc., a Georgia corporation, and Billy V. Ray, Jr., the chairman and chief executive officer of the registrant. The Stock Purchase Agreement was previously reported on a Current Report on Form 8-K filed with the SEC on December 12, 2005. On December 22, 2005, financing to close the Stock Purchase Agreement was secured and the transaction closed as was previously reported on a Current Report on Form 8-K filed with the SEC on December 28, 2005.

     A copy of the initial press release issued on May 11, 2006, and a copy of the amended press release issued by the registrant on May 12, 2006 with respect to the satisfaction of the "make-whole" provisions are attached to this Current Report. The previous press release on this subject contained an error with respect to the name of CCI Associates and the date of its closing and the date when the Method IQ agreement was closed.

ITEM 9.01    FINANCIAL  STATEMENTS  AND  EXHIBITS.

     (c)  Exhibits.

     The following exhibits are filed herewith:

EXHIBIT NO.                          IDENTIFICATION OF EXHIBIT
-----------                          -------------------------

     99.1 Amended press release dated May 12, 2006 announcing satisfaction of "make-whole" provisions under agreements with CCI Telecom, Inc., CCI Associates, Ltd., and Method IQ, Inc.

     99.2      Initial press release dated May 11,2006


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  May 12, 2006.                  CHARYS HOLDING COMPANY, INC.


                                        By /s/  Billy V. Ray, Jr.
                                           -------------------------------------
                                           Billy V. Ray, Jr.,
                                           Chief Executive Officer